Exhibit 99.1

Ingles Markets, Incorporated Announces Offering of Senior Notes

ASHEVILLE, N.C.--(BUSINESS WIRE)--June 14, 2021--Ingles Markets, Incorporated (“Ingles” or the “Company”) (NASDAQ: IMKTA) today announced that it is commencing a private offering of $350.0 million aggregate principal amount of senior unsecured notes due 2031 (the “Notes”). The Company intends to use the net proceeds from the offering of the Notes to redeem in full the Company’s issued and outstanding 5.75% Senior Notes due 2023 (the “2023 Notes”), repay the outstanding balance under its existing credit facility, and pay related fees and expenses.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any other securities laws, and the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is not a notice of redemption for the 2023 Notes.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, but are not limited to, statements concerning the Company’s plans, objectives, expectations and intentions and other statements that are not historical or current fact. The words “expect,” “anticipate,” “intend,” “plan,” “likely,” “goal,” “believe,” “seek,” “will,” “may,” “would,” “should” and similar expressions are intended to identify forward-looking statements. These views involve risks and uncertainties that are difficult to predict and, accordingly, the Company’s actual results may differ materially from the results discussed in its forward-looking statements. The Company’s forward-looking statements contained herein speak only as of the date of this press release. Factors or events the Company cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause the Company’s actual results to differ from those expressed in forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved, and the Company undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)